SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

Delaware Pooled® Trust
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

[ ]	Fee paid previously with preliminary proxy materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Hello all,

In connection with the sale of Delaware Investments to Macquarie Group, there is a proxy solicitation for shareholders of Delaware REIT Fund (“Fund”) currently underway. Due to the requirements of certain Federal securities laws, the Fund’s previous investment management agreement terminated at the closing of the sale of Delaware Investments on Jan. 4, 2010, and the Fund is currently being managed pursuant to a temporary interim investment management agreement. As a result, shareholders of the Fund are being asked to approve a new investment management agreement between Delaware Pooled® Trust on behalf of the Fund and Delaware Management Company (“DMC”) so that DMC may continue to serve as the investment manager of the Fund.

If you have investments in the Fund, you should have received a proxy statement and one or more proxy cards in the mail.

Please note that this is a new proxy event. If you were a shareholder of record in the Fund during last year’s proxy campaign, the proxy materials that you should have received may appear to be the same as the materials you received in late 2009. However, these materials are different, and they require your attention once again.

Please be sure to vote your proxy even if you responded to the materials you received last year. Because this is a new and distinct proxy campaign, your response to last year’s mailing does not count toward the current campaign.

Please vote today. Your vote is important, no matter how many shares you own.

If you have already voted for all of your accounts, thank you, and you don’t need to do it again. If you do not have the proxy materials but are a shareholder, please e-mail Amy McKay at amy.mckay@delinvest.com with questions or for new materials.

Thank you for your participation in this important event.

Any Macquarie Group entity or fund noted on this page is not an authorized deposit taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and that entity's obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of that entity, unless noted otherwise.

Carefully consider the Funds' investment objectives, risk factors, charges, and expenses before investing. This and other information can be found in the Funds' prospectuses, which may be obtained by visiting www.delawareinvestments.com or calling 800 523-1918. Investors should read the prospectus carefully before investing.

Investing involves risk, including the possible loss of principal.

Delaware Investments refers to Delaware Management Holdings, Inc. and its subsidiaries, including the Funds' distributor, Delaware Distributors, L.P. Delaware Investments is a member of Macquarie Group. Macquarie Group refers to Macquarie Group Limited and its subsidiaries and affiliates worldwide.

In connection with the sale of Delaware Investments to Macquarie Group, there is a proxy solicitation for shareholders of Delaware REIT Fund (“Fund”) currently underway. Due to the requirements of certain Federal securities laws, the Fund’s previous investment management agreement terminated at the closing of the sale of Delaware Investments on Jan. 4, 2010, and the Fund is currently being managed pursuant to a temporary interim investment management agreement. As a result, shareholders of the Fund are being asked to approve a new investment management agreement between Delaware Pooled® Trust on behalf of the Fund and Delaware Management Company (“DMC”) so that DMC may continue to serve as the investment manager of the Fund.

The shareholder meeting will be held on May 7, 2010 at 3:00 p.m. Eastern time. We encourage you and all shareholders to vote as soon as possible as the deadline for all responses is very quickly approaching.

If you have investments in the Fund, you should have received a proxy statement and one or more proxy cards in the mail. If you do not have the proxy materials but are a shareholder, please e-mail me and I can arrange for new materials, including the proxy card(s), to be sent to you. For your reference, please find enclosed a copy of the proxy statement and Q&A.

Please note that this is a new proxy event. If you were a shareholder of record in the Fund during last year’s proxy campaign, the proxy materials that you should have received may appear to be the same as the materials you received in late 2009. However, these materials are different, and they require your attention once again.

Please be sure to vote your proxy even if you responded to the materials you received last year. Because this is a new and distinct proxy campaign, your response to last year’s mailing does not count toward the current campaign.

Please vote today. Your vote is important, no matter how many shares you own. If you have already voted for all of your accounts, thank you, and you don’t need to do it again.

Thank you for your participation in this important event.